Exhibit 99.2

DGT Holdings Announces Completion of the Sale of Its Villa Sistemi Medicali S.p.A. Subsidiary

BAY SHORE, N.Y., Nov. 3, 2011  -- DGT Holdings Corp. (OTCBB:DGTC.OB) (the "Company") today announced that it has completed the previously announced sale of its Italian subsidiary, Villa Sistemi Medicali S.p.A. ("Villa") to VIV s.r.l., a limited liability company incorporated under Italian law ("VIV").

In consideration for the sale of Villa, the Company received $21.8 million in cash of net proceeds and an unsecured subordinated promissory note (the "Note") made by VIV in the amount of Euro 500,000. The Note has a term of 5 years with interest accruing at a rate of 6% per annum beginning 18 months after issuance. The Note may be prepaid at any time and if prepayment in full occurs during the first 18 months following the date of issuance, the total principal amount will be reduced to Euro 400,000. Payment of the Note is subordinated to the repayment of the loan extended to VIV by Banca Intesa to provide financing for the Villa sale. In addition, the Company is retaining the facility from which Villa operates and entered into a long term lease with VIV.

The Company also received, as part of the transaction, a dividend of cash held by Villa as of the closing date in the amount of $4.5 million.

ABOUT DGT HOLDINGS CORP.

DGT Holdings Corp. is engaged in the manufacturing of proprietary high-voltage power conversion subsystems including electronic filters, high voltage capacitors, pulse modulators, transformers and reactors, and a variety of other products designed for industrial, medical, military and other commercial applications through its RFI subsidiary. The Company's web site is www.dgtholdings.com.

The DGT Holdings Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=8578

Contact:

DGT Holdings Corp.
John J. Quicke
Chief Executive Officer

Mark A. Zorko
Chief Financial Officer
(631) 231-6400 ext. 323